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UPSTREAM BIOSCIENCES' NOVEL AGENTS TO TREAT TRYPANOSOMIASISDEMONSTRATE PROMISING SAFETY IN VIVO

--Current Therapies for African Sleeping Sickness are Toxic, Costly and Cumbersome to Administer--

--Human and Animal Forms of Trypanosomiasis Are Estimated to Cost the Economies of Sub-Saharan Africa More than $4.5 Billion Annually--

Vancouver, British Columbia– April 17, 2008 – Upstream Biosciences Inc. (OTCBB: UPBS) today announced that the company’s novel drug candidates to treat the parasitic disease trypanosomiasis have demonstrated good safety profiles in their first in vivo toxicity tests. The trypanosomiasis parasite, also known as African sleeping sickness, infects both humans and animals. These toxicity studies in mice were conducted by trypanosomiasis researchers at Makerere University in Uganda.

“We are encouraged by these positive results from our first animal toxicity tests of Upstream’s compounds against trypanosomiasis,” said Dr. Enock Matovu, the project’s lead researcher in the Department of Parasitology and Microbiology at Makerere University. “Not only is infection with trypanosomiasis debilitating and potentially fatal, its impact on cattle and other livestock production in much of sub-Saharan Africa is enormous. Cattle raising in this part of the world has the potential to be a major source of both income and food, yet the threat of endemic trypanosomiasis infections continues to seriously limit the industry. The availability of effective, safe and cost-effective anti-trypanosomiasis treatments could have a major positive impact on health and economic well-being throughout the region.”

Trypanosomiasis infections, spread by the tsetse fly, are estimated to cost the economies of sub-Saharan Africa at least $4.5 billion annually from lost farm income and increased malnutrition, with an estimated $600 million to $1.2 billion expended each year in efforts to control the disease and in direct losses in meat and milk production. An estimated 60 million people and 50 million cattle and other animals in sub-Saharan Africa are at risk of contracting trypanosomiasis.

“It is encouraging that Upstream’s investigational agents appear safe and well tolerated in their first tests in animals, since the economic stakes are so high,” said Patrick Bitature, Chairman of the Uganda Investment Authority. “The threat of trypanosomiasis has limited African cattle-raising in a region of sub-Saharan Africa that is roughly the size of Canada or the U.S., reducing potential production by an estimated 500%. This exacts a high economic toll by decreasing the production of meat and milk intended for market, by discouraging investment in livestock cultivation and by reducing the amount of animal labor available to farmers. I believe that a safe and cost-effective cure for animal trypanosomiasis could have a major positive impact on the agricultural economy of our region.”

The trypanosome parasite, transmitted by the tsetse fly in more than 35 countries in sub-Saharan Africa, attacks the blood and nervous systems of infected humans and animals,

debilitating its victims and causing a high level of fatalities. Early symptoms include anemia, endocrine, cardiac and kidney disorders. The symptoms of the second neurological phase of the disease include confusion and reduced coordination, accompanied by a profoundly disturbed sleep cycle. Without treatment, the disease is fatal, with progressive mental deterioration leading to coma and death. Available treatments for human trypanosomiasis are costly, complex and toxic, requiring intravenous infusions and hospitalization. Currently treatments for the animal form of the disease are toxic and are increasingly ineffective as a result of rising levels of drug resistance.

The Makerere researchers reported that Upstream’s trypanosomiasis candidates were well tolerated by mice with no signs of serious toxicity at therapeutic dosages suggested by our in vitro experiments assessing the anti-malarial activity of these drug candidates.

“This second set of positive toxicity results in mammals represents another milestone for our program to develop innovative agents to treat tropical parasitic diseases,” said Joel L. Bellenson, Chief Executive Officer of Upstream. “The good safety profile seen to date with our novel structural class of compounds for trypanosomiasis and leishmaniasis adds to the growing body of early data validating the potential of our advanced computational approach to drug discovery. These safety results are especially encouraging in view of the toxicity characterizing current treatments for these diseases. We look forward to advancing the preclinical program for these compounds that have the potential to significantly contribute to the health and economic vitality of this important region.”

Upstream’s library of novel compounds has previously demonstrated encouraging therapeutic potential in vivo against the tropical parasitic disease leishmaniasis and in vitro against the diseases malaria, leishmaniasis and trypanosomiasis. These three diseases are caused by related parasites.

About Makerere University

Makerere University located in Kampala, Uganda is one of sub-Saharan Africa’s oldest and most prestigious institutions of higher learning. It is among the largest universities in East and Central Africa, with a student population of over 30,000 undergraduate and 3,000 postgraduate students. Makerere consists of 22 faculties, institutes and schools and is an active center of research. While some faculties including Medicine were founded as early as 1924, Makerere was established as the University of East Africa in 1963, and became an independent national university of the Republic of Uganda in 1970. For more information visit: www.mak.ac.ug

About Upstream Biosciences, Inc.

Founded in 2004, Upstream Biosciences is a pioneer in the discovery and development of novel compounds for tropical parasitic diseases and in the development of genetic diagnostics for cancer susceptibility and drug response. Upstream's innovative approach to drug discovery and its proprietary data mining pipeline enable it to apply advanced computational approaches to generating novel drug candidates and to locating and analyzing the genetic variations important to disease progression and drug response. For more information, visit www.upstreambio.com.

Notice Regarding Forward-Looking Statements: This news release contains “forward-looking statements”, as that term is defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among others, the expectation and/or claim, as applicable, that: (i)

the Company may develop innovative agents to treat tropical parasitic diseases; (ii) the Company may advance its preclinical program; (iii) the compounds developed by the Company have the potential to significantly contribute to the health and economic vitality of the regions discussed herein; (iv) the Company’s compounds may aid in the development of genetic diagnostics for cancer susceptibility and drug response; and (v) the Company’s business may allow it to apply computational approaches to generate novel drug candidates and to locate and analyze the genetic variations important to disease progression and drug response. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others: (i) the risk that the Company does not execute its business plan; (ii) the inability of the Company to keep pace with technological advancements in the field of genetic diagnostics and the treatment of tropical parasitic diseases; (iii) the Company’s inability to adequately protect its intellectual property or the Company’s inadvertent infringement of third party intellectual property; (iv) the Company not being able to retain key employees; (v) competitors providing better or cheaper products and technologies; (vi) markets for the Company’s products not developing as expected; (vii) the Company’s inability to finance its operations or growth; (viii) inability to obtain all necessary government and regulatory approvals; and (ix) the inability to effectively market and commercialize the Company’s technologies, including the establishment of viable relationships with third parties. These forward-looking statements are made as of the date of this news release and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although the Company believes that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations, or intentions will prove to be accurate. Investors should consider all of the information set forth herein and should also refer to the risk factors disclosed in the Company’s periodic reports filed from time-to-time with the Securities and Exchange Commission and available at www.sec.gov.